                                                                    Exhibit 99.1

                                     [LOGO]


                         BIG CITY RADIO ANNOUNCES SALE
                                       OF
                           LOS ANGELES RADIO STATIONS
                                       TO
                     ENTRAVISION COMMUNICATIONS CORPORATION

New York, Dec. 24, 2002 - Big City Radio, Inc. (Amex:YFM-News) today announced that it has entered into a definitive asset purchase agreement to sell its Los Angeles radio stations (KVYY-FM, KLYY-FM, and KSYY-FM) to Entravision Communications Corporation for a combination of cash and shares of Entravision common stock.

The consideration will consist of $100 million of cash and 3.77 million shares of Entravision common stock. The transaction is subject to closing conditions, including the initial grant of approval by the FCC, the expiration or termination of the Hart-Scott-Rodino waiting period and the effectiveness of the registration statement pursuant to which Entravision will issue its common shares to Big City Radio.

The sale of the Los Angeles stations to Entravision is being undertaken in accordance with Big City Radio's previously announced auction of all of its radio stations.

Big City Radio, Inc. owns radio broadcast properties in or adjacent to major metropolitan markets and utilizes innovative engineering techniques and low-cost, ratings-driven operating strategies to develop these properties into successful metropolitan radio stations. Big City Radio currently owns and operates radio stations in New York, Los Angeles and Chicago, three of the largest radio markets in the United States, and an in-house radio rep firm.

Statements in this news release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of Big City Radio, Inc. to be materially different from those expressed or implied by such forward-looking statements. Such factors include shifts in population and other demographics, changes in audience tastes, the level of competition for advertising dollars, priorities of advertisers, fluctuations in operating costs, new laws and government regulations and policies, changes in broadcast technical requirements, changes in the willingness of financial institutions and other lenders to finance radio station acquisitions and operations, and other factors which are described in Big City Radio's Securities and Exchange Commission filings.

Big City Radio Reports Second Quarter 2001 Results, 8/15/01               Page 2


CONTACT:
Big City Radio, Inc.,
Investor Relations:
Paul R. Thomson, 212/370-4869